EXHIBIT 10.14

EMPLOYMENT AGREEMENT AMENDMENT

PARTIES:

The parties to this Agreement are Dlorah, Inc., a South Dakota corporation, having its principle place of business in Rapid City, South Dakota, hereinafter referred to as “Employer,” and Robert D.  Buckingham of Rapid City, South Dakota, the Executive Chairman of the Board of Dlorah, Inc., hereinafter called “Chairman.”

PURPOSE:

The Chairman is employed as the executive chairman of Dlorah, Inc. (not to be confused with the Chief Executive Officer of National American University) pursuant to an Employment Agreement originally dated the 3rd day of January, 1995, the term of which Employment Agreement expires on December 31, 2011.  The parties acknowledge that the Employer has entered into an Agreement to merge Employer into National American University Holdings, Inc., a publicly held corporation on or about November 30, 2009 and, in the event of the completion of such merger, the role of the Chairman shall continue as Chairman of National American University Holdings, Inc., in accordance with this Agreement.  The parties have agreed to amend the Agreement and the purpose of this writing is to set forth the terms and conditions of the amendment

The parties agree that Section IV of the Agreement shall be amended to read as follows:

IV.

TERM AND WAIVER OF STATUTORY PROTECTION:

The term of this Agreement commenced on the 3rd day of January, 1995 and shall continue until the resignation or removal of the Chairman.

The parties understand that SDCL 60-2-6 provides that a contract to render personal service cannot be enforced against the Chairman beyond the term of two (2) years from the commencement of service under the contract.  In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party does hereby waive any protection given to that party by said statute and agree that this Agreement may be enforced as if said statute did not exist.

The parties agree that Article V of the Agreement shall be amended to read as follows:

V.

COMPENSATION:

For all services rendered by the Chairman under this Agreement, the Employer agrees to pay compensation as follows:

a.
Annual Salary:  Commencing on December 1, 2009, and until the resignation or removal of the Chairman, the Chairman shall be paid a minimum salary of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per fiscal year, payable in twelve (12) equal monthly installments as basic compensation. Until the effective date, the Chairman shall be paid according to his existing compensation as determined by the Employment Agreement prior to this amendment and restatement.

b.
Cost of Living Adjustments:   Commencing with Employer’s fiscal year beginning June 1, 2010, and for each of the Employer’s fiscal years thereafter, during the term of this Agreement, the Chairman’s basic monthly compensation shall be increased or decreased by the appropriate percentage increase or decrease (as the case may be) in the consumer price index - US City Average - All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor between said index for the previous March (i.e.  for example, March 2009, and March of the current calendar year (i.e.  for example March 2010).  The parties agree that if, for any reason, said index is not published at such time, that they will use any other index changes in the cost of living regularly published and generally considered reliable and acceptable to the parties.

c.
Incentive Compensation: In addition to all other compensation payable hereunder, the parties agree that if the Chairman is employed and has been continuously employed by Employer through the last day of the fiscal year, the Chairman shall be paid an incentive payment equal to ten percent (10%) of the net income of the Employer for such fiscal year as computed by the Employer’s Certified Public Accountant before: 1) provision for state and federal income taxes and 2) payment of director’s fees and any dividends on the stock of the Employer; and 3) payment of any damages by the Employer to Employees or others as a result of lawsuits or threatened lawsuits against the Employer or its affiliated entities. For the purpose of this provision, the amount of such damages actually paid by the Employer shall be determined by deducting any payments made to the Employer or the claimant by insurance companies insuring the Employer.

In addition, said net income shall also be computed without taking into account extraordinary items shown on the annual financial statement and without taking into account gains or losses of more than One Hundred Thousand and 00/100 Dollars ($100,000.00) per year from the sale of major corporate properties. For the purposes of this paragraph only, “extraordinary items” are defined as transactions distinguished by their unusual nature and by the infrequency of their occurrence. Similarly, for the purpose of this paragraph only, “major corporate properties” are defined as those assets used by the corporation and not held for sale in the ordinary course of business.

Said incentive compensation shall commence with the Employer’s fiscal year beginning June 1, 2009, shall continue each fiscal year thereafter until December 31, 2011, and shall be paid, in a lump sum payment, no later than March 15th of the following year (which occurs first following the last day of the fiscal year for which the incentive compensation is payable). The incentive compensation for the period between June 1, 2011 and December 31, 2011 shall be determined effective as of May 31, 2012 by prorating the results of the application of the incentive formula in order to compensate the Chairman for 7/l2ths of the fiscal year.

The parties further acknowledge and agree that the incentive compensation payments due the Chairman for the fiscal year ended May 31, 2009, remain due and shall be paid to the Chairman in a lump sum payment on or before March 15, 2010.

d.
Notwithstanding c. above, incentive compensation accruing after the merger date shall accrue at seven percent (7%) of the net income of the Employer as defined above and shall be paid no later than the later of:

1.	Two and one-half (2½) months following the last day of the fiscal year for which the incentive compensation is payable, or

2.	March 15th following the last day of the fiscal year for which the bonus payment is payable.

Such payment shall be paid to the Chairman in the form of cash, stock options, stock awards or other stock-based compensation as determined by the Company’s Board of Directors in its sole discretion. If the Chairman’s employment terminates at any time due to a termination by the Employer without cause or by the Chairman with good reason, the Chairman shall be ineligible to earn and be paid a pro-rata portion of the annual incentive compensation for the year of termination in accordance with the provisions of this Agreement.

For purposes of this Agreement, “good reason” shall mean the safe harbor definition of good reason, as defined in Treas. Reg. Section 1.409A-1(n)(2)(ii), except that the following condition shall be added to the list of conditions listed in such section: (7) A material diminution in the service provider’s opportunity to earn incentive compensation. The definition of good reason shall include the requirement that the Chairman provide notice to the Employer of the existence of the good reason condition within 90 days after the initial existence of the condition and provide the Employer 60 days during which it may remedy the condition.

e.	Notwithstanding all of the above provisions of this agreement, total compensation of the Chairman in any one fiscal year shall not exceed the sum of One Million and 00/100 Dollars ($1,000,000.00).

f.
Unless renewed or revised, the parties agree that the present incentive compensation formula set forth in subsection c and d above shall expire as of December 31, 2011. The annual salary will continue until the resignation or removal of the Chairman as set forth in Section VI.

The parties agree that VI shall be amended to read as follows:

VI.

DUTIES OF THE CHAIRMAN:

The Chairman shall be the chief supervising executive officer of Dlorah, Inc., having supervision over the President and CEO of National American University and President of Real Estate Operations of Dlorah, Inc., all as shown more fully on the Organization Chart (Exhibit “A” hereto).

The parties acknowledge that Employer has entered into an Agreement to merge Employer into National American University Holdings, Inc., a publicly held corporation, and in the event of the completion of such merger, the role of the Chairman shall continue in accordance with this Agreement.

Chairman’s title shall be Chairman of the Board of Directors of National American University Holdings, Inc., and Chairman shall have the duties and responsibilities as provided for herein and assigned by the Employer’s Board of Directors as may be reasonably assigned from time to time. During Chairman’s Employment with the Employer, Chairman agrees to spend the time and effort reasonably necessary to perform Chairman’s duties with the Employer and will abide by all reasonable policies and decisions made by the Employer as well as all applicable federal, state and local laws, regulations or ordinances. Chairman will act in the best interest of the Employer at all times. Chairman will not, during employment by the Employer, without prior written approval of the Board of Directors of Employer engage in, become an employee, director, officer, agent, partner of or consultant to or a stockholder of (except as stockholder of a public company in which Chairman owns less than 5%) of the issued and outstanding capital stock of such company) or renders services to any company or other business entity which is a competitor or significant supplier of or customer of the Employer or engage in any other activities that would interfere with the performance of Chairman’s duties as an employee of the Employer or that would create an actual or perceived conflict of interest with respect to Chairman’s obligations as an employee of the Employer. Notwithstanding the foregoing, Chairman may serve on corporate, civil or charitable boards or committees provided that such service does not require a material time commitment by the Chairman and that such activities are not competitive with the Employer.

While the management duties assumed by the Chairman are to be on a full time basis, the parties agree and contemplate that the Chairman may conduct outside activities in not-for-profit and community type ventures so long as such activities do not adversely affect his ability to competently manage the affairs of the Employer.

The parties recognize that it is not feasible to provide a schedule of time or duties for the Chairman. They contemplate, and the Chairman agrees, that he will devote such time and at such times as is reasonably necessary to competently manage the Employer, even though performance of such agreement requires the Chairman to be on duty outside of normal working hours, during holidays, weekends, all-night services, interruptions or postponements of vacations, etc. However, the parties contemplate that, as has been the practice of the Chairman in the past, he will be on duty Monday through Friday of every week during which he is not on vacation; provided that, as has been his past practice, he is to be allowed free time so long as such free time does not detract significantly from the quality of management rendered to the Employer. Any such free time activity shall not be considered vacation time.

All benefits will be continued as are in effect as of November 1, 2009, under said contract, including but not limited to, the Chairman’s flexibility regarding work hours, locations of residence and office. The parties understand that the Chairman, in lieu of vacations, shall be allowed such free time as the Chairman, in his reasonable discretion shall determine that it does not interfere with his duties and responsibilities to the Corporation.

The parties agree that Section VII is amended to read as follows:

VII.

VACATIONS:

The parties agree that the Chairman, due to his flexible scheduling, shall not have a fixed vacation minimum or maximum under this Agreement.

The parties agree that Section VIII shall be amended to read as follows:

VIII.

TERMINATION BY CHAIRMAN:

The parties agree that the Chairman may terminate this Agreement and separate from service at any time prior to the expiration of its term or any renewal thereof by giving written notice to the Board of Directors of the Employer at least two (2) years prior to the date of separation. In the event the Chairman separates from service after having provided such notice, the parties agree that his full compensation as determined hereunder (not including incentive compensation) shall continue for a period of twelve (12) months following the date of his separation from service.

For purposes of this Agreement, “separation from service” shall mean when the Chairman retires or otherwise has a termination of employment with the Employer. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Chairman reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Chairman will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed whether as an employee or independent contractor over the immediately preceding 36 month period.

The parties agree that the “date of termination” as referred to above, shall be the date of the separation from service of the Chairman. The parties further agree that the term “full compensation” as set forth above refers to the compensation as provided for in Section V above but excluding subsection (V) (c) “incentive compensation.”

The parties agree that Section IX shall be amended to read as follows:

IX.

DEATH OR DISABILITY OF CHAIRMAN:

In the event of the death of the Chairman during the term of this Agreement or in the event of the disability of the Chairman, the parties agree that this Agreement shall terminate upon the death of the Chairman or the expiration of six (6) months after his disability. Notwithstanding the termination of this Agreement for such reason, the Employer agrees to pay to the Chairman or in the event of his death, to his estate or upon distribution of his estate to the person or persons entitled thereto upon distribution of his estate, an amount equal to his compensation as provided for in Article V of this Agreement (but not including incentive compensation) for a period of one (1) year after death or disability as defined herein. Thereafter, nothing further shall be payable to the Chairman under this Article.

This Article shall not apply in the case of termination by the Employer as provided in Article X hereof.

For the purposes of this Article, “disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Chairman to be unable to perform the duties of his position of employment or any substantially similar position of employment.

The parties agree that Section X shall be amended to read as follows:

X.

TERMINATION BY EMPLOYER:

The parties agree that the Employer may terminate this Agreement at any time prior to the expiration of its term for cause if the Board of the Directors of the Employer determines in good faith that the Chairman has failed to perform his obligations under this Agreement. The parties agree that, for the purpose of this Article of this Agreement, failure of the Chairman to perform his obligations under this Agreement shall be limited to the Chairman’s failure or refusal to make reasonable efforts to follow the clear and reasonable directions of the Board of Directors. To invoke the provisions of this Article X of this Agreement, the parties agree that the Board of Directors of the Employer must give six (6) months written notice to the Chairman of the intention of the Board to terminate this Agreement and the reasons therefore, which reasons must be within the definition of failure to perform contained in the preceding sentence.

During the six (6) month cure period, each party shall be required to negotiate in good faith, to resolve any differences between the Chairman and the Board of Directors such that there will be, throughout the six (6) month period a reasonable expectation that the Chairman will return to perform services for the Employer. A refusal or failure to perform services will be deemed a repudiation of this Agreement by the Chairman.

In addition, the parties agree that, within fifteen (15) days prior to the expiration of the six (6) month notice period, there shall be another special meeting of the Board of Directors of the Employer called for the purpose of reconsidering the intention to terminate expressed in the notice. In order for the termination to be effective, and notwithstanding any provision of law to the contrary, the vote in favor of termination at the special meeting must be by at least sixty-seven percent (67%) of all members of the Board of Directors, including the Chairman, whose vote shall be counted. In the event this Agreement is terminated under this Article X for cause, the Employer agrees to pay the Chairman his annual salary rate through the date of termination.

In the event this Agreement is terminated under this Article X without cause, the Employer agrees to pay the Chairman his annual salary rate, as determined for the calendar year of such termination to continue for 24 consecutive months after such termination.

The Chairman may also be terminated for cause and without further compensation in the event of dishonesty or any conduct which is in violation of felony criminal statutes of South Dakota or the United States of America which involve moral turpitude. Discharge for cause for such moral turpitude may be made upon a vote of a majority of the Board of Directors after giving the Chairman an opportunity to appear before the Board to discuss notice of dismissal, any such meeting to be conducted in executive session.

In addition to all other payments to be made to the Chairman under this Article X hereof, in the event the termination contemplated by this Article X is accomplished and is finally determined by a court of competent jurisdiction to have been wrongful, the Employer agrees to pay the Chairman as damages for said wrongful termination such amount as a court may determine as being reasonable.

The parties agree that a new Section XIV shall be adopted to read as follows:

XIV.

REQUIRED SIX MONTH DELAY:

Notwithstanding any other provisions in this Agreement to the contrary, if, at the time of his separation from service, the Chairman is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, distributions made on account of the Chairman’s separation from service may not be paid before the date that is six (6) months after the Chairman’s separation from service unless such payments fall under the exception from Section 409A for separation pay due to involuntary separation from service(s) provided in Treas.  Reg.  § 1.409A-1(b)(9)(iii).  If payments are delayed pursuant to this paragraph, distributions will commence on the first day of the seventh month following the termination of employment and the first monthly distribution shall include the aggregate payments that were delayed.

BINDING UPON SUCCESSORS:

The parties agree that the Employment Agreement originally dated January 3, 1995, as amended hereby, shall be binding upon them and all their executors, administrators, successors, and assigns.

Accepted by the parties this 18th day of November, 2009.

DLORAH, INC.

By:	/s/ Robert D. Buckingham	By:	/s/ Robert D. Buckingham
	Robert D. Buckingham, Chairman		Robert D. Buckingham, Employee
as Executive Chairman